UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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      or Section 240.14a-12


                             BKF CAPITAL GROUP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                            BKF CAPITAL GROUP, INC.
                             ONE ROCKEFELLER PLAZA
                                   19TH FLOOR
                               NEW YORK, NY 10020
                                 (212) 332-8400
                                 (800) BKF-1891


                                 June 17, 2005

Mr. Christopher Young
Mr. Muir Patterson
Mr. Fassil Michael
Institutional Shareholder Services
2099 Gaither Road
Suite 501
Rockville, MD 20850-4045


Dear Messrs. Young, Patterson and Michael:

We were privileged to have had two very professional conversations. I specifically request one more hearing. Your conclusions are incredibly important because of the influence ISS exerts over the proxies of many of our shareholders. OUR GOVERNANCE POLICIES AND SLATE OF DIRECTORS DESERVE ISS SUPPORT.

I am writing to you to expand upon my letter filed yesterday. As I perceive it, yours was a close decision, so the arguments I submit today may produce a different stance. Today's NEW YORK POST article (see attached) thought my letter said enough new to feature it.

The essence of our last conversation was not about the governance that will prevail in our company. It is recognized that there will no longer be a poison pill, the entire board will be up for election in 2006 and that 25% of shareholders can call for a special meeting. This is super shareholder-friendly governance, recognizing the proposition that the shareholders own the company. I don't believe you dispute that. Rather, it was said that our changes came late. This is a fair point, but I think it need not be outcome-determinative.

Similarly, the question was posed whether we might reverse these governance changes in the future. The board of directors of our company is recognized to be of high quality by organizations throughout the country, and, in any event, the changes we propose are impractical (if not impossible) to reverse once adopted. Then came a whole discussion that it would just be a good thing to bring on Warren and we could all live happily ever after. We argued, I believe correctly, that in a personal service business and with Warren's history, this proxy fight is not about a minority board position, but portends a true shift in control and that the contest will be perceived as such by various constituencies. Moreover, if ISS charges itself with determining which groups can happily co-habit with each other, it has the duty to make detailed inquiries of all affected parties.

In all of these matters we ask ISS once again to give us the credit that we deserve for open-ending a closed-end fund and distributing $700M of assets to shareholders. Moreover, our stock doubled before Warren got involved. Simply put, the management and directors of BKF created great shareholder value without the involvement of Steel Partners. ON THEIR OWN MERITS, OUR GOVERNANCE POLICIES AND SLATE OF DIRECTORS DESERVE ISS SUPPORT.

In my view, ISS has the true responsibility to differentiate among attackers, looking at their motives and business practices, particularly where management has delivered value for the shareholders. Investors who buy stock seeking to destabilize a management and the business do not deserve the same standing for their arguments as long-standing shareholders, particularly institutions representing beneficiaries, who have suffered for an extended period in a company. When established money managers who don't normally take activist positions take one, it is quite different than people who are regularly engaged in these activities. I urge you to lead the way in recognizing these distinctions.

Even though it may not be your intention, the current ISS position risks fostering GUNPOINT CAPITALISM. Small companies are going to become unwilling to become public, and certainly unwilling to do that without voting and non-voting stock, because they will recognize that a pack of hedge funds can come along whenever they want and exercise undue influence promoting their individual agendas and capitalizing on the rigid voting policies of institutional investors or their practical inability to devote the time and energy to thoroughly investigate and understand the complexities of every small situation. Is this the kind of America you want?

I think ISS has a duty to look behind the rhetoric. This contest is not about governance - and it never was. As our shareholder letters have explained, our takeover defenses are all gone. Rather, this contest is about the success and future of a small business and all the people who depend upon it: customers, employees and shareholders. To say this is not a contest for control is to blind oneself to reality. ISS should put the question to Steel: what is its plan for the future of our company? How does it expect to retain the loyalty of clients and employees? How would it raise EBITDA dramatically in the short term, if that is its measure of success (as opposed to share price, where the record speaks for itself), while holding the business together? Perhaps Steel would answer ISS. It has not answered these questions for us or the BKF shareholders.



                                            Sincerely,

                                            /s/ John A. Levin
                                            John A. Levin
                                            Chairman and Chief Executive Officer

New York Post, Friday, June 17, 2005   nypost.com



                              FUND BOSS FIGHTS BACK

                                  By Roddy Boyd

         John Levin, the embattled boss of BKF Capital Group, told shareholders that activist hedge funds seeking to boot him off the board of his money management firm seek to derail long-term growth plans.

         Levin took off the gloves in a letter to shareholders yesterday, the latest in a series of nasty filings and counter-filings ahead of BKF's annual meeting on June 23.

         Levin and BKF, a money manager with almost $13 billion in assets -- $37 billion of which are in hedge funds - is battling three so-called activist hedge funds that seek to oust Levin and two other directors from the board.

         Two of the hedge funds, New York's Steel Partners and San Francisco's Cannell Capital, have filed sharp, vitriolic and amusing letters with the SEC detailing at length their frustration with BKF's loss of $62 million over the past five years.

         Both Cannell and Steel own more stock in BKF than Levin.

         In answering what Levin called "a noisy, mean-spirited" public campaign by hedge funds that seek only to maximize their investment over the short-term, he pointedly referred to the failure of the activists to detail a business plan.

         Specifically, he referred to Steel Partners' "stubborn refusal to understand the businesses they are seeking to control."

         Levin argued that the Steel-Cannell attacks are self-defeating because they have made it hard to recruit the chief operating officer that Steel has insisted the firm should have.

         Levin also alleged Steel Partners' general partner Warren Lichtenstein perhaps views an opportunity to control BKF as "being hedged," given that SEC filings reveal that other companies in which he is invested or sits on the board have paid him consulting fees.

         In response, Steel filed a letter that suggested that until the $3 billion fund got involved with BKF, it "operated in an environment of immunity."

         Steel said it seeks to restore profitability by expanding assets under management and cutting costs, not firing portfolio managers.